EXHIBIT (1)(e)

                            FEE REDUCTION AGREEMENT

     AGREEMENT made as of this 13th day of April 2004, between Government Obligations Portfolio (the "Trust") and Boston Management and Research (the "Adviser").

     WHEREAS, the Trust has entered into an Investment Advisory Agreement ("Advisory Agreement") with the Adviser, which Advisory Agreement provides that the Adviser shall be entitled to receive an asset-based fee payable at a certain rate; and

     WHEREAS, the Adviser has previously offered to reduce its advisory fee rate, and the Trust has accepted such prior fee reduction, such fee reduction being effective at that time; and

     WHEREAS, the Adviser has offered to further reduce its advisory fee rate, and the Trust has accepted such additional fee reduction, such additional fee reduction being effective as of March 15, 2004; and

     WHEREAS, the Adviser and the Trust wish to memorialize all such existing permanent fee reductions in writing;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, receipt of which is hereby acknowledged, the Trust and the Adviser hereby agree as follows:

     1. For so long as the Advisory Agreement shall remain in effect, notwithstanding any provisions of the Advisory Agreement to the contrary, the Adviser will reduce its asset-based advisory fee for the Trust in accordance with the fee reduction schedule set forth on Exhibit A hereto.

     2. This Agreement may only be terminated or amended upon the mutual written consent of the Trust and the Adviser; provided that no such termination or amendment shall be effective unless approved by the majority vote of those Trustees of the Trust who are not interested persons of the Adviser or the Trust.

     3. This instrument is executed under seal and shall be governed by Massachusetts law.

     IN WITNESS WHEREOF, this Agreement has been executed as of the date set forth above by a duly authorized officer of each party.

                                     Government Obligations Portfolio


                                     By: /s/ Mark S. Venezia
                                         --------------------------------------
                                         President


                                     Boston Management and Research


                                     By: /s/ Alan R. Dynner
                                         --------------------------------------
                                         Vice President

                                                                       Exhibit A


                         ADVISORY FEE REDUCTION SCHEDULE
                        Government Obligations Portfolio


On net assets of $500 million and over, the Adviser's asset-based advisory fee is reduced and computed as follows:

---------------------------------------------------------- ---------------------
                                                              Annual Fee Rate
Average Daily Net Assets for the Month                        (for each level)
---------------------------------------------------------- ---------------------

$500 million but less than $1 billion                             0.6875%
---------------------------------------------------------- ---------------------

$1 billion but less than $1.5 billion                             0.6250%
---------------------------------------------------------- ---------------------

$1.5 billion but less than $2 billion                             0.5625%
---------------------------------------------------------- ---------------------

$2 billion but less than $2.5 billion                             0.5000%
---------------------------------------------------------- ---------------------

$2.5 billion and over                                             0.4375%
---------------------------------------------------------- ---------------------